Exhibit 99.1

Maxco, Inc. Announces Abandonment of Proposed Transaction to Terminate SEC Registration and Announces the Engagement of GBQ Consulting, LLC

Lansing, MI—Maxco, Inc (Nasdaq:MAXC) announced that its Board of Directors has abandoned its decision to propose to the company’s common and voting preferred shareholders a transaction that would call for a 1-for-1,000 reverse stock split followed immediately by a 1,000-for-1 forward stock split of Maxco’s common stock. The previously proposed transaction, if implemented, was expected to enable the Company to terminate the registration of its common stock.  The Board of Directors also decided to engage GBQ Consulting, LLC to locate an investor or purchaser to acquire Atmosphere Annealing, Inc., a wholly owned subsidiary of Maxco, Inc.

Maxco currently operates in the heat-treating business segment through Atmosphere Annealing, Inc., a company providing production metal heat-treating services. Maxco also has investments in real estate and investments representing less than majority interests in the following businesses: a registered brokers-dealer of securities that is primarily focused on the trading of fixed income investments; a developer, manufacturer and marketer of microprocessor-based process monitoring and inspection systems for use in industrial manufacturing environments; and an energy-related business. The Company’s common shares are traded on the NASDAQ SmallCap Market System under the symbol MAXC.

This release includes “forward-looking” information statements, as defined in the Private Securities Litigation Reform Act of 1995, including various statements relating to the previously proposed transaction. Actual results may differ from those provided in the forward-looking statements.